Exhibit 23.1.1

CONSENT OF STONEFIELD JOSEPHSON, INC.,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2006 Equity Incentive Plan (No. 333-135663), 2004 Stock Purchase Plan (No. 333-116405 and 333-153872) and 1996 Stock Incentive Plan (No. 333-132603, 333-18601 and 333-114013), of HemaCare Corporation our report dated April 11, 2008, with respect to the consolidated financial statements of HemaCare Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
September 17, 2008